Exhibit 10.17

AGREEMENT OF LEASE

by and between

B-LINE Holdings, L.C.,

a Utah limited liability Company

as “Landlord”

and

Medallion Bank, a Utah Industrial Bank

as “Tenant”

i

ii

iii

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (“this Lease”), made this 3 day of July, 2002, by and between B-LINE Holdings, L.C., a Utah limited liability Company (“the Landlord”), and Medallion Bank, a Utah Industrial Bank (“the Tenant”),

WITNESSETH, THAT FOR AND IN CONSIDERATION of the mutual entry into this Lease by the parties hereto, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the Landlord hereby leases the Premises (as defined below) to the Tenant and the Tenant hereby leases the Premises from the Landlord, SUBJECT TO THE OPERATION AND EFFECT of any and all instruments and matters of record or in fact, UPON THE TERMS AND SUBJECT TO THE CONDITIONS which are hereinafter set forth:

SECTION 1. DEFINED TERMS.

Each of the following terms, when used in this Lease, shall have the meaning set forth in this Section 1.

Advance Rent means the amount of Twelve Thousand One Hundred Eighty Eight and 76/100 Dollars ($12,188.76), which amount is due upon Lease execution and shall be applied as provided in accordance with subsection 3.3.1 below and in accordance with Section 19.2., below.

Anticipated Completion Date means December 1, 2002 (see subsection 6.1).

Base Rent means an annual base rent (see subsection 3.1) which for each Lease Year (as defined in Subsection 3.7) during the Term is in the sum set forth with respect to such Lease Year on the schedule below:

LEASE YEAR	BASE RENTAL RATE	ANNUAL BASE RENT	MONTHLY INSTALLMENT
12/1/02-12/31/03	$17.50	$48,755.04	$4,062.92
1/1/04-12/31/04	$18.03	$50,231.64	$4,185.97
1/1/05-12/31/05	$18.57	$51,736.08	$4,311.34
1/1/06-12/31/06	$19.15	$53,351.88	$4,445.99
1/1/07-11/30/07	$19.72	$54,939.96	$4,578.33

Base Year means calendar year 2003 (see subsection 3.2.1).

Building means that certain 5-story office building located at 1100 East 6600 South, Salt Lake City, Utah 84121.

Commencement Date means December 1, 2002, subject to the provisions of subsection 2.1 below.

Land means the tract of land described on Exhibit A attached hereto.

Landlord means the party identified hereinabove as the Landlord, subject to the provisions of subsection 18.11 below.

Landlord Broker means Colliers Commerce CRG (see subsection 18.14).

Notice Address means the parties’ notice addresses for purposes, of Section 17 of this Lease, which addresses are as follows:

Landlord (for notice purposes):    with a copy to:

B-LINE Holdings, L.C.

c/o Transwestern Commercial Services of Utah

1100 East 6600 South, Ste 180

Salt Lake City, Utah 84121

Tenant:

Medallion Bank

1100 East 6600 South, Ste 510

Salt Lake City, UT 84121

Premises means the space (containing approximately 2,786 rentable square feet (2,459 usable square feet)) shown outlined on a drawing attached hereto as Exhibit B and known as Suite 510, located on the fifth (5th) floor in the Building.

Property means and includes collectively the Premises, the remainder of the Building, the Land, and any other improvements thereon.

Recognised Broker means Colliers Commerce CRG (see subsection 18.14.2).

Security Deposit means the sum of No Dollars ($0.00) (see subsection 3.6).

Tenant means the party identified hereinabove as the Tenant, subject to the provisions of subsection 18.12 below.

Tenant Broker means Colliers Commerce CRG (see subsection 18.14).

Tenant’s Percentage means the approximate and (for purposes of the provisions of this Lease) hereby agreed upon proportion, which the net rentable space of the Premises bears to the aggregate net rentable space within the Building, and shall be Four and 22/100 percent (4.22%) (see subsection 3.2.1 (b)).

Tenant Improvement Allowance means $24,590.00 to be provided by Landlord to Tenant to improve the Premises as provided for in Section 6, below.

Term means the period of five (5) years, beginning on December 1, 2002, subject to the provisions of subsection 6.1 regarding completion of the Premises (see subsection 2.1.1).

Termination Date means November 30, 2007 (see subsection 2.1.1).

SECTION 2. TERM.

2.1. Length.

2.1.1. This Lease shall be for the Term (a) commencing on the Commencement Date (except that if the date of such commencement is hereafter advanced or postponed pursuant to this Lease), or by written agreement of the parties hereto, or by operation of law, the date to which it is advanced or postponed shall be the Commencement Date for all purposes of this Lease), and (b) terminating at 11:59 p.m., local time, on the Termination Date.

2.1.2. Confirmation of commencement and termination. The Landlord and the Tenant shall, at the Landlord’s or Tenant’s request, after (a) the commencement of the Term and (b) the expiration of the Term or any earlier termination of this Lease, confirm in writing that, respectively, such commencement or such termination has occurred, setting forth therein the Commencement Date and/or the Termination Date.

2.2. Option to Renew. Provided Tenant is not then in default of any of the terms and conditions of this Lease, the Tenant shall have one (1) option to extend the Term for an additional five (5) years for such Rent, as defined below, as the parties shall at that time negotiate. Tenant shall give Landlord at least 60 day written notice of its desire to exercise this option. The parties shall during the next succeeding 30 days negotiate the amount of the Rent to be paid for the extended Term. In the event the parties are unable to negotiate such Rent for the extended period, then the Term shall not be extended and the Lease shall terminate as herein otherwise provided.

2.3. Surrender. The Tenant shall at its expense, at the expiration of the Term or any earlier termination of this Lease, (a) promptly surrender to the Landlord possession of the Premises (including any fixtures or other improvements which, under the provisions of Section 6, are owned by the Landlord) in good order and repair (ordinary- wear and tear excepted) and broom clean, (b) remove from the Premises and from any other location on or about the Property where any such items may have been affixed or placed pursuant to any provision of this Lease, the Tenant’s signs, goods and effects and any machinery, trade fixtures and equipment owned or leased by the Tenant and (c) repair any damage to the Premises or the Building caused by such removal, except ordinary wear and tear.

2.4. Holdover. If the Tenant continues to occupy the Premises after the expiration of the Term or any earlier termination of this Lease without having obtained the Landlord’s express, written consent thereto, then without altering or impairing any of the Landlord’s rights under this Lease or applicable law, (a) the Tenant hereby agrees to pay to the Landlord immediately on demand by the Landlord, as Rent for the Premises, for each calendar month or portion thereof after such expiration of the Term or such earlier termination of this Lease, as aforesaid, until the Tenant surrenders possession of the Premises to the Landlord, a sum equaling one hundred fifty percent (150%) of the amount of the monthly Base Rent and Additional Rent for the last full calendar month of the Term, and (b) the Tenant shall surrender possession of the Premises to the Landlord immediately on the Landlord’s having demanded the same. Nothing in the provisions of this Lease shall be deemed in any way to give the Tenant any right to remain in possession of the Premises after such expiration or termination, regardless of whether the Tenant has paid any such Rent to the Landlord.

SECTION 3. RENT

3.1. Amount. As rent for the Premises (all of which is called collectively “Rent”), the Tenant shall pay to the Landlord all of the amounts set forth in this subsection 3.1.

3.1.1. The Tenant shall pay to the Landlord the Base Rent, plus if the Term commences on a day other than the first (1st) day of a calendar month, one three-hundred sixty-fifth (1/365) of the sum set forth in such schedule for the first Lease Year for each day of such calendar month falling within the Term.

3.1.2. The Tenant shall pay as additional rent (“Additional Rent”) the amount of any and all payments, charges or other amounts which the Tenant is obligated to pay to the Landlord under any of the provisions of this Lease, other than the Base Rent.

3.2. Operating Costs.

3.2.1. Definitions.

(a) As used herein, the term “Operating Costs” means the actual costs incurred by the Landlord in operating and maintaining the Property during each calendar year falling wholly or partly within the Term. Such costs shall include, by way of example rather than of limitation, (1) real property, front-foot benefit, metropolitan district and other similar taxes or public or private assessments (whether regular or special) levied against any or all of the Property; (ii) charges or fees for, and taxes on, the furnishing of water, sewer service, gas, fuel, electricity or other utility services to the Property; (iii) costs of providing elevator, janitorial and trash removal service and of maintaining grounds, common areas and mechanical systems of the Building; (iv) all other costs of maintaining, repairing or replacing any or all of the Building or the rest of the Property (including, by way of example rather than of limitation, (1) the cost amortized in such calendar year of capital improvements which are made by the Landlord in its reasonable judgment in order to reduce any of the costs of operating and maintaining the Building, or to cause any or all of the Property to comply with any applicable law or regulation which was not applicable to the same at the entry into this Lease by the parties hereto, which cost shall be amortized over a period selected by the Landlord in its reasonable judgment, plus (2) interest on the unamortized balance of such cost calculated at that rate which is one percentage point above the prime rate of interest per annum from time to time announced by the Bank of America N. A.; (v) charges or fees or contributions in lieu of charges or fees for any necessary governmental permits; (vi) reasonable management fees, overhead and expenses ; (vii) premiums for hazard, rental interruption, liability, workmen’s compensation or other insurance for risks required or permitted by this Lease; (viii) costs arising under service contracts with independent contractors; (ix) costs of any services not provided by the Landlord to the Property on the date hereof but hereafter provided by the Landlord in its prudent management of the Property; and (x) the cost of any other items which, under generally accepted accounting principles consistently applied from year to year with respect to the Property, constitute operating or maintenance costs attributable to any or all of the Property. Operating Costs shall not include (i) any deduction for depreciation of the Property taken on the Landlord’s income tax returns; (ii) the cost of capital improvements made to the Property (other than as described in subsection 3.2.1(a)(iv) above) if and to the extent that the expense thereof is not taken as a deduction of an ordinary business expense on the Landlord’s federal income tax returns, or (iii) the cost of the Landlord’s federal, state or local income taxes.

(b) The Tenant’s Percentage shall be used for purposes of allocating the Operating Costs to the Premises (and the rest of the net rentable spaces within the Property) in accordance with the provisions of this subsection.

3.2.2. Portion covered by Base Rent. Included in the Base Rent is an amount (the “Base Year Operating Costs Amount”) equaling the cost to the Landlord of providing to or for the benefit of the Premises all of the services or other items, the costs of which are included in the Operating Costs (excluding any of such services or other items to be provided at the Tenant’s direct expense under the provisions of Sections 6 and 7) for the Base Year.

3.2.3. Computation. After the end of each calendar year during the Term, the Landlord shall compute the total of the Operating Costs incurred during such calendar year, and shall allocate them to each separate net rentable space within the Property in proportion to the respective percentages assigned to such spaces; provided, however, that anything contained in the foregoing provisions of this subsection 3.2 to the contrary notwithstanding, wherever the Tenant and/or any other tenant of space within the Property has agreed in its lease or otherwise to provide any item of such services partially or entirely at its own expense, or wherever in the Landlord’s reasonable judgment any such significant item of expense is not incurred with respect to or for the benefit of all of the net rentable space within the Property (including, by way of example rather than of limitation, any such expense which, by its nature, is incurred only with respect to those spaces which are occupied), in allocating the Operating Costs the Landlord shall make an appropriate adjustment, using generally accepted accounting principles, so as to avoid allocating to the Tenant or to such other tenant (as the case may be) those Operating Costs covering such services already being provided by the Tenant or by such other tenant at its own expense, or to avoid allocating to all of the net rentable space within the Property those Operating Costs incurred only with respect to a portion thereof.

3.2.4. Payment as Additional Rent. The Tenant shall, within fifteen (15) days after demand therefore by the Landlord (with respect to each calendar year during the Term), accompanied by a statement setting forth in reasonable detail the Operating Costs for such calendar year, pay to the Landlord as Additional Rent the amount by which (a) the Tenant’s Percentage of the Operating Costs for such calendar year (as derived and allocated under the provisions of subsection 3.2.3) exceeds (b) the Base Year Operating Costs Amount as defined in subsection 3.2.2.

3.2.5. Proration. If only part of any calendar year falls within the Term, the amount computed as Additional Rent for such calendar year under this subsection shall be prorated (but the expiration of the Term before the end of a calendar year shall not impair the Tenant’s obligation hereunder to pay such prorated portion on demand, as aforesaid).

3.2.6. Landlord’s right to estimate. Anything contained in the foregoing provisions of this subsection to the contrary notwithstanding, the Landlord may, at its discretion, (a) make from time to time during the Term a reasonable estimate of the Additional Rent which may become due under such provisions for any calendar year, (b) require the Tenant to pay to the Landlord for each calendar month during such year one twelfth (1/12) of the estimate of such Additional Rent, at the time and in the manner that the Tenant is required hereunder to pay the monthly installment of the Base Rent for such month, and (c) at the Landlord’s reasonable discretion, increase or decrease from time to time during such calendar year the amount initially so estimated for such calendar year, all by giving the Tenant written notice thereof, accompanied by a schedule setting forth in reasonable detail the expenses comprising the Operating Costs, as so estimated. In such event, the Landlord shall cause the actual amount of such Additional Rent to be computed and certified to the Tenant as soon as reasonably possible after the end of such calendar year, and the Tenant shall promptly thereafter pay to the Landlord the amount of any deficiency or the Landlord shall credit the amount of any overpayment to the next payment of Additional Rent, as the case may be.

3.2.7. Tenant’s right to review books and records. Within two (2) years after the close of each calendar year and no more frequently than annually, the Tenant and/or Tenant’s representative shall be entitled, at Tenant’s expense, at any reasonable time during regular business hours, after giving written notice thereof to the Landlord at least thirty (30) days prior thereto, to inspect in the Landlord’s business office (or at such other location as they may be kept) the Landlord’s books and records relating to the Operating Costs for the Property.

3.3. When due and payable.

3.3.1. The Base Rent for each Lease Year shall be due and payable in monthly installments, in advance, on the first (1st) day of each calendar month during such Lease Year; provided, however, that Advance Rent equal to the installment of the Base Rent payable for the first full calendar month of the Term (and, if the Term is scheduled to commence on a day other than the first (1st) day of a calendar month, that portion of the Base Rent which is payable for such month) shall be due and payable on the full execution and delivery of this Lease.

3.3.2. Any Additional Rent accruing under any provision of this Lease shall, except as is otherwise set forth herein, be due and payable fifteen (15) days after the Landlord issues notice to the Tenant.

3.3.3. Each payment of Rent shall be made promptly when due, without any deduction, recoupment or setoff whatsoever, and without demand, failing which the Tenant shall pay to the Landlord as Additional Rent (1) a late charge equaling ten percent (10%) of such payment and (ii) interest on the amount of such payment at an annual rate equal to the lesser of eighteen percent (18%) or the maximum rate allowed by law. Any payment made by the Tenant to the Landlord on account of Rent may be credited by the Landlord to the payment of any Rent then past due before being credited to Rent currently falling due. Any such payment which is less than the amount of Rent then due shall constitute a payment made on account thereof, and the parties agree that the Landlord’s acceptance of such payment (whether or not with or accompanied by an endorsement or statement that such lesser amount or the Landlord’s acceptance thereof constitutes payment in full of the amount of Rent then due) shall not alter or impair the Landlord’s rights hereunder to be paid all of such amount then due, or in any other respect.

3.4. Where payable. The Tenant shall pay the Rent, in lawful currency of the United States of America, to the Landlord by delivering or mailing it to the Landlord’s payment address which is set forth hereinabove, or to such other address or in such other manner as the Landlord from time to time specifies by written notice to the Tenant.

3.5. Tax on Lease. If federal, state or local law now or hereafter imposes any tax, assessment, levy or other charge (other than any income, inheritance or estate tax) directly or indirectly upon (a) the Landlord with respect to this Lease or the value thereof, (b) the Tenant’s use or occupancy of the Premise, (c) the Base Rent, Additional Rent or any other sum payable under this Lease, or (d) this transaction, then (except if and to the extent that such tax, assessment, levy or other charge is included in Operating Costs) the Tenant shall pay the amount thereof as Additional Rent to the Landlord upon demand, unless the Tenant is prohibited by law from doing so, in which event the Landlord may, at its election, terminate this Lease by giving written notice thereof to the Tenant.

3.6. Security deposit. Intentionally omitted.

3.7. Lease Year. As used in the provisions of this Lease, the term “Lease Year” means (a) the period commencing on the Commencement Date and terminating on the day immediately preceding the first (1st) anniversary of the first (1st) day of the first (1st) full calendar month during the Term, (b) each successive period of twelve (12) calendar months thereafter during the Term and (c) the period of fewer than twelve (12) months during which the Termination Date occurs, if the Term shall include any such period.

3.8. Solvency of Tenant and Guarantors. The Tenant represents and warrants to the Landlord that the Tenant or the guarantor (if any) of the Tenant’s obligations hereunder (each a “Guarantor” and collectively the “Guarantors”) is solvent and that the financial statements of the Tenant and each Guarantor heretofore delivered to the Landlord fairly present the financial condition of the Tenant and/or such Guarantor and operations of the Tenant and such Guarantor at such date and the results of the Tenant’s operations and the Guarantor’s operations for the period then ended. No material adverse change in the business, financial condition, prospects or operations of the Tenant or any Guarantor has occurred since the date of such financial statements. Neither the Tenant nor any Guarantor has any material indebtedness or material liabilities other than as reflected on such financial statements.

3.9 Tenant’s Financial Statements. Upon written request of Landlord, Tenant will furnish Tenant’s or Guarantor’s most recent audited financial statements (including a balance sheet and statement of profit and loss for the preceding fiscal year and any notes to the financial statements) to Landlord (or any Senior Holder, if so directed by Landlord), or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If requested, Tenant will discuss its financial statements with Landlord. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to any Senior Holder or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant, and (3) if required by court order.

SECTION 4. USE OF PREMISES AND THE PROPERTY.

4.1. Permitted uses. The Tenant shall occupy and use the Premises for and only for executive office, general office or professional office purposes. Landlord represents that Tenant’s proposed use of Premises for commercial banking is a permitted use of the premises.

4.2. Compliance with laws; conduct on the Premises.

4.2.1. The Tenant shall at all times during the Term, at its own expense, conform to and comply with all laws, regulations, orders and other governmental requirements, or requirements of the insurance service office, now or hereafter in force, affecting the use or occupancy of all or any part of the Premises. At all times during the Term and for any period that the Tenant enters the Premises before the Commencement Date to make its installations, the Tenant shall indemnify the Landlord against and agrees to save the Landlord harmless from all expense or liability incurred, or penalty imposed because of any violation of any law, regulation, order or other governmental requirement occasioned by the neglect or omission, or willful act of the Tenant, its customers, employees, visitors, or invitees, independent contractors, or any person on the Premises or in the Building by permission or holding under Tenant unless such violation results solely from an act or omission on the part of the Landlord or an agent or employee of the Landlord. Following notice to the Landlord, the Tenant, by appropriate proceedings conducted with due diligence at the Tenant’s expense in the Tenant’s name, may contest in good faith the validity or enforcement of any applicable governmental requirement provided that the Landlord is not subjected to any fine or penalty.

4.2.2. The Tenant shall not do, or permit anything to be done, in the Premises, which in any way will (1) obstruct or interfere with the rights of the Landlord or of other tenants; (ii) injure or annoy the Landlord or the other tenants; (iii) subject the Landlord to any liability for injury to persons or damage to property; or (iv) interfere with the good order of the Building. Any expense incurred in consequence of negligence or the willful action of the Tenant, the Tenant’s employees, agents, servants, or invitees shall be payable to the Landlord upon demand as Additional Rent.

4.2.3. The Tenant shall not (either with or without negligence) (a) cause or permit the escape, disposal or release of any Hazardous Substances (as defined below), or (b) allow the storage or use of any Hazardous Substances in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use thereof, or (c) allow any Hazardous Substances to be brought onto the Property except to use in the ordinary course of the Tenant’s business, and then only after written notice is given to the Landlord of the identity thereof and a plan for the safe handling of such Hazardous Substances is delivered to the Landlord by the Tenant and reviewed and approved by the Landlord and, if necessary, the Landlord’s environmental consultant (which review shall be at the Tenant’s sole cost and expense and which approval may be granted or withheld in the sole and absolute discretion of the Landlord). For purposes of this Lease, “Hazardous Substances” shall include without limitation, all substances, materials, products, by-products, wastes (including medical or other bio-hazardous wastes) or other items of any type, the manufacture, storage, handling, disposal, or other possession of which is the subject of any federal, state or local environmental law or regulation (collectively “Environmental Laws”). Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. sections 9601 et seq.), the Resource Conservation and Recovery Act, as Amended (42 U.S.C. sections 6901 et seq.), any similar applicable state or local laws, and the regulations adopted under these acts. If any lender or governmental agency ever requires testing to ascertain whether or not there has been any release of Hazardous Substances on the Premises by Tenant while this Lease is in effect, then the reasonable costs thereof shall be reimbursed by the Tenant to the Landlord upon demand as additional charges if such requirement applies to the Premises. The Tenant shall execute certificates from time to time at the Landlord’s request concerning the Tenant’s knowledge and belief regarding the presence of Hazardous Substances on the Premises. The Tenant shall defend, indemnify and hold harmless the Landlord against and from any liability, claim of liability or expense arising out of any release of Hazardous Substances on the Premises occurring while the Tenant is in possession thereof, or elsewhere on or about the Property if and only to the extent caused by the Tenant, its officers, employees, agents, contractors or invitees. The foregoing covenants shall survive the expiration or earlier termination of this Lease.

4.3. License.

4.3.1. The Landlord hereby grants to the Tenant a nonexclusive license to use (and to permit its officers, directors, agents, employees and invitees to use in the course of conducting business at the Premises), throughout the Term, (a) any and all elevators, common stairways, lobbies, common hallways and other portions of the Building which, by their nature, are manifestly designed and intended for common use by the occupants of the Building, for pedestrian ingress and egress to and from the Premises and for any other such manifest purposes; and (b) any and all portions of the Land which, by their nature, are manifestly designed and intended for common use by the occupants of the Building and of any other improvements on the Land, for pedestrian ingress and egress to and from the Premises and for any other such manifest purposes; and (c) any and all portions of the Land (if any) as from time to time are designated (by striping or otherwise) by the Landlord for such purpose, for the non-reserved parking of automobiles; provided, however, that the Landlord expressly reserves the right to impose fees for the use of such parking facilities if and only to the extent that such fees are required by any governmental or quasi-governmental agency.

4.3.2. Such license shall be exercised in common with the exercise thereof by the Landlord, any tenant or owner of the Building or any other building located on the Land, any other person who may now or hereafter have any right to use any or all of the areas which are the subject of such license, and their respective officers, directors, agents, employees and invitees, and in accordance with the Rules and Regulations pursuant to Section 12. The Landlord reserves the right, in its sole and absolute discretion, to reconfigure, close off and otherwise deal with all areas to which such license applies, provided, however, that the Tenant shall at all times have reasonably convenient access to the Premises. The foregoing license does not in any way constitute a covenant or representation that any such facilities now exist, or shall exist at any time during the Term, at or upon the Property.

4.4. Compliance with ADA.

4.4.1. Landlord represents that to the best of its knowledge and information the common areas of the Building comply with the ADA.

4.4.2. In no event shall the Landlord be responsible for, and the Tenant hereby agrees to bear the responsibility, cost and expense of (1) providing auxiliary aids and services to accommodate specific needs for disabled employees, licensees and invitees of the Tenant unless such accommodations are exempted from the coverage of the ADA or the Tenant has notified the Landlord in writing of the need for any such accommodation and the Landlord and the Tenant have mutually agreed in writing that the Landlord shall bear the burden of providing such accommodation, (ii) complying with the provisions of Title I of the ADA relating to hiring and all terms, conditions and privileges of employment, and (iii) complying with Title III of the ADA with respect to any requirement arising out of a specific need of which: the Tenant was aware and with respect to which the Tenant failed to provide notice to the Landlord, as required hereunder.

4.4.3. The Tenant further agrees that (1) in the event it provides any plans or specifications for improvements, alterations or additions to the Premises pursuant to the terms and conditions of this Lease, the Tenant shall be obligated to cause such plans to conform to all applicable requirements of the ADA and shall otherwise cause them to be in accordance with the agreements contained in this subsection 4.4, (ii) the Tenant shall notify the Landlord of any particular requirements that the Tenant may have to enable the Landlord to meet its obligations under this subsection 4.4, and (iii) the Tenant shall bear sole responsibility for complying with the ADA as it may relate to the Tenant’s furniture, fixtures and equipment.

4.4.4. The Landlord and the Tenant covenant and agree to reimburse and indemnify each other for any expenses incurred by the indemnified party due to the indemnifying party’s failure to conform to the requirements of the ADA as agreed to in this subsection 4.4, including, but not limited to, the cost of making any alterations, renovations or accommodations required by the ADA, or any governmental enforcement agency, or any court, any and all fines, civil penalties and damages awarded resulting from a violation of the ADA and all reasonable legal expenses incurred in defending claims made under the ADA or in enforcing this indemnification, including but not limited to reasonable attorney’s fees. Such indemnification shall survive the expiration or termination of this Lease.

SECTION 5. INSURANCE AND INDEMNIFICATION

5.1. Increase in risk. The Tenant shall not do or permit to be done any act or thing as a result of which (1) any policy of insurance of any kind covering either any or all of the Property or covering the Landlord may become void or suspended, or (ii) the insurance risk under any such policy would (in the opinion of the insurer thereunder) be made greater. The Tenant shall pay as Additional Rent the amount of any increase in any premium for such insurance resulting from any breach of such covenant, within fifteen (15) days after the Landlord notifies the Tenant in writing of such increase.

5.2. Insurance to be maintained by Tenant.

5.2.1. The Tenant shall maintain at its expense, throughout the Term, insurance against loss or liability in connection with bodily injury, death, property damage or destruction, occurring within the Premises or arising out of the use thereof by the Tenant or its agents, employees, officers, subtenants, invitees, visitors and guests, under one or more policies of commercial general liability insurance having such limits as to each as are reasonably required by the Landlord from time to time, but in any event having a combined single limit of not less than Three Million Dollars ($3,000,000) (which limit, if such policy is carried on a “blanket” basis, shall be written on a per location basis). Each such policy shall (a) name as additional insureds thereunder the Landlord and the Landlord’s directors, officers, and agents (and at the Landlord’s request, any Senior Holder), (b) be written as primary policy, not contributing with and not in excess of coverage which the Landlord may carry, (c) by its terms, be cancelable only on at least thirty (30) days’ prior written notice to the Landlord (and, at the Landlord’s request, any such Senior Holder), and (d) be issued by an insurer of recognized responsibility licensed to issue such policy in the state in which the Property is located.

5.2.2. The Tenant, at its sole cost and expense, shall also maintain throughout the Term a policy insuring against damage to or destruction of the Tenant’s leasehold improvements, furniture, fixtures, equipment and other personal property installed in or otherwise located on the Premises.

5.2.3. At least five (5) days prior to the Commencement Date, the Tenant shall deliver to the Landlord a certificate evidencing such insurance, and at least thirty (30) days before any such policy expires, the Tenant shall deliver to the Landlord a certificate evidencing such replacement. On request, following an insurable event, Landlord shall be provided an original or signed duplicate copy of each policy of insurance required to be maintained by the Tenant hereunder.

5.3. Insurance to be maintained by Landlord. The Landlord shall maintain throughout the Term all-risk or fire and extended coverage insurance upon the Building in such amounts and with such insurers as the Landlord may elect, in its reasonable judgment; but not less than “replacement cost.”

5.4. Waiver of subrogation. If either party hereto is entitled to be paid any proceeds under any policy of insurance naming such party as an insured, on account of any loss or damage, (or would be so entitled if such party had maintained the insurance coverage it agrees to maintain under this Lease, whether or not so maintained) then such party hereby releases the other party hereto, to and only to the extent of the amount of such proceeds, from any and all liability for such loss or damage, notwithstanding that such loss, damage or liability may arise out of the negligent or intentionally tortuous act or omission of the other party, its agents or employees.

5.5. Liability of parties. Except if and to the extent that such party is released from liability to the other party hereto pursuant to the provisions of subsection 5.4.

5.5.1. The Landlord (a) shall be responsible for, and shall defend, indemnify and hold harmless the Tenant against and from any and all liability or claim of liability arising out of, any injury to or death of any person or damage to any property, occurring anywhere upon the Property, if, only if and to the extent that such injury, death or damage is caused by the negligent or intentionally tortious act or omission of the Landlord or its agents, officers or employees, but (b) shall not be responsible for or be obligated to defend, indemnify or hold harmless the Tenant against or from any liability for any such injury, death or damage occurring anywhere upon the Property (including the Premises), (i) by reason of the Tenant’s occupancy or use of the Premises or any other portion of the Property unless caused by the negligent or intentionally tortious act or omission of the Landlord, or (ii) because of fire, windstorm, act of God or other cause unless caused by the negligent or intentionally tortious act or omission of the Landlord; and

5.5.2. Excluding those situations in which the Landlord is obligated to indemnify and hold harmless the Tenant under the provisions of subsection 5.5.1, the Tenant shall be responsible for, and shall defend, indemnify and hold harmless the Landlord against and from, any and all liability or claim of liability arising out of (a) the use or occupancy of, or the conduct, operation or management of the Tenant’s business in the Premises during the Term or (b) any breach or default by the Tenant in performing any of its obligations under the provisions of this Lease or applicable law, or (c) any negligent, intentionally tortious or other act or omission of the Tenant or any of its agents, contractors, servants, employees, subtenants, licensees or invitees during the Term, or (d) any injury to or death of any person or damage to any property occurring on the Premises during the Term.

SECTION 6. IMPROVEMENTS TO PREMISES.

6.1. Tenant Improvements.

6.1.1. Definition. Landlord shall provide the construction material, hardware and equipment and the labor to construct and install the improvements to the Premises described in the Plans (as that term is hereinafter described) subject to the conditions and limitations hereinafter contained. The material, hardware and equipment as incorporated into the Premises pursuant to the Plans are herein collectively referred to as the “Tenant Improvements”. Subject to the provisions of this Section 6, Landlord shall proceed in a commercially reasonable manner to cause the Tenant Improvements approved by Landlord to be completed.

6.1.2. Submission of Plans. On or before the date which is thirty (30) days after the execution of this Lease (the “Plan Submittal Date”) Tenant shall deliver to Landlord architectural construction drawings (which shall include (I) furniture plans showing details of space occupancy; (ii) reflected ceiling plans; (iii) partition and door location plans; (iv) electrical and telephone plans noting any special requirements; (v) fire safety systems; (vi) detail plans; (vii) mechanical and electrical drawings for the Premises; and (viii) finish plans and schedules) and specifications for the Tenant Improvements to be performed in the Premises. Such architectural drawings and specifications shall be subject to Landlord’s prior written approval, which approval shall not be unreasonbly withheld or delayed, within seven (7) days of receipt by Landlord of a complete set of such architectural construction drawings and specifications. If Landlord does not approve the same, Landlord shall advise Tenant in writing generally of the changes required in such architectural construction drawings and specifications so that they will meet with Landlord’s approval. Tenant shall cause Tenant’s architects and engineers to revise such architectural construction drawings and specifications pursuant to Landlord’s comments and to deliver to Landlord, within seven (7) days after receipt by Tenant of such comments, revised architectural construction drawings and specifications noting the changes for Landlord’s approval. Landlord shall continue to comment on such architectural construction drawings and specifications and Tenant shall continue to revise said architectural construction drawings and specifications are approved by Landlord. Such architectural construction drawings and specifications when approved by Landlord are referred to herein as the “Plans”.

6.1.3. Revisions; Permits. Tenant agrees to revise the Plans to include sufficient detail so that Landlord can obtain a building permit for the Tenant Improvements. Landlord shall have the right to approve or disapprove said revised plans by written notice to Tenant within seven (7) days of receipt by Landlord of such revised plans. If Landlord does not approve the same,

Landlord shall advise Tenant in writing generally of the changes required in such plans so that they meet with Landlord’s approval. Copies of the revised, final Plans approved by the Landlord shall be attached as Exhibit C to this Lease.

6.1.4. Timing of Delivery of Plans. Tenant represents to Landlord that Tenant has reviewed its needs and the above-specified delivery dates with Tenant’s architects and engineers and that Tenant has assured itself that the Plans can be delivered as herein above required. Tenant agrees to cooperate with Tenant’s architects and engineers as promptly as possible and in any event in sufficient time to cause the Plans to be prepared and timely delivered as herein above required.

6.1.5. No Liability of Landlord. Neither review nor approval by Landlord of any of the Plans shall constitute a representation or warranty by Landlord that such Plans either (I) are complete or suitable for their intended purpose or (ii) comply with applicable laws, ordinances, codes and regulations, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance.

6.2 Cost of Tenant Improvements.

6.2.1. Contract. Before commencement of any portion of the Tenant Improvements, Landlord shall obtain a contract to perform the Tenant Improvements. Landlord agrees to promptly give Tenant a copy of the contract.

6.2.2. Payment of the Costs of Tenant Improvements. As an inducement for Tenant executing this Lease, Landlord hereby agrees to provide the Tenant Improvement Allowance of TEN and 00/100 Dollars ($10.00) per usable square foot of the Premises for a total of TWENTY-FOUR THOUSAND ONE HUNDRED EIGHTY and 00/100 ($24,590.00). Such Tenant Improvement Allowance shall be used only for payment of the following costs:

(i) The cost of preparing the Plans. The Tenant Improvement Allowance shall not be used for payment of extraordinary design work not included within the scope of Section 6.

(ii) The cost of other permit and other governmental fees relating to construction of the Tenant Improvements.

(iii) The cost of construction of the Tenant Improvements, including demolition of any prior improvements, labor, materials, contractor fees and general conditions costs.

(iv) All other direct costs incurred in connection with the Tenant Improvements (an example of such costs would be the extension of mechanical, heating, ventilating and air conditioning systems and electrical distribution systems).

(v) The cost of Landlord’s preliminary and ongoing review of the Plans and all other construction documents.

Notwithstanding anything contained in this Lease to the contrary, if Tenant has not provided Landlord with all of the above-listed items on or before the date which is one hundred eighty (180) days following the date on which the Tenant Improvements are Substantially Completed, Landlord shall not be obligated to pay for such missing items.

6.2.3. Work Cost Estimate and Statement. Landlord shall select the general contractor for the Tenant Improvements. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost (the “Work Cost”) to complete the Tenant Improvements, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the “Work Cost Estimate”). Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Upon Tenant’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement. If the total costs reflected in the Work Cost Statement exceed the Tenant Improvement Allowance, Tenant agrees to pay such excess, as Additional Rent, (a) fifty percent (50%) within five (5) business days after Tenant’s approval of the Work Cost Estimate and the remaining fifty percent (50%) upon substantial completion of the Tenant Improvements. If, after the Final Plans have been prepared and the Work Cost Statement has been established, Tenant requires any changes or substitutions to Final Plans, any additional costs related thereto are to be paid by Tenant to Landlord within five (5) business days after invoice therefor. Any changes to the Final Plans requires Landlord’s prior written approval, which approval shall not be unreasonably withheld. Changes to the Final Plans will, if necessary, require the Work Cost Statement to be revised and agreed upon between Landlord and Tenant and paid as provided for above.

6.3 Default. The failure by Tenant to pay any monies due Landlord pursuant to this Section 6 within the time period herein stated shall be deemed an Event of Default under the terms of this Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent. All late payments shall bear interest and shall be subject to a late charge pursuant to this Lease.

6.4 Fixtures. Any and all improvements, repairs, alterations and all other property attached to or otherwise installed as a fixture within the Premises by the Landlord or the Tenant shall, immediately on the completion of their installation, become the Landlord’s property without payment therefor by the Landlord, except that any machinery, equipment or fixtures installed by the Tenant at no expense to the Landlord and used solely in the conduct of the Tenant’s trade or business (rather than to service the Premises or any of the remainder of the Building or the Property generally) shall remain the Tenant’s property, and shall be removed by the Tenant at the end of the Term (and any damage to the Premises caused by such removal shall be repaired at the Tenant’s expense).

SECTION 7. MAINTENANCE AND SERVICES

7.1. Ordinary services. Provided there has not been an uncured Event of Default by the Tenant hereunder, the Landlord shall provide the following services at the Landlord’s expense (subject to the provisions of subsection 3.2) to or for the benefit of the Premises: (a) heating and air-conditioning (during those respective seasons of the year in which they are necessary) for the comfortable use and occupancy of the Premises, electricity and water suitable for the use of the Premises in accordance with the provisions of Section 4, and automatic elevator service within the Building, all between 8 a.m. and 6 p.m., Monday through Friday, and between 8 a.m. and 2 p.m. on Saturday of each week during the Term (in each case except for the following holidays: New Year’s Day, Veterans, Independence Day, Labor Day, Thanksgiving Day and Christmas Day); (b) janitorial service and trash removal service after 5 p.m., Monday through Friday (except for the holidays listed above) of each week during the Term; and (c) replacement of Building standard fluorescent bulbs and incandescent bulbs.

7.2. Extraordinary services.

7.2.1. The Landlord shall not be obligated to provide to or for the benefit of the Premises any of the services referred to in the provisions of subsection 7.1 other than during the hours referred to therein. Upon the request of the Tenant made at least twenty-four (24) hours in advance, the Landlord shall provide such services other than during such hours, and if the Tenant utilizes any of such services, the Tenant shall pay to the Landlord as Additional Rent the amount from time to time reasonably charged by the Landlord therefore, as set forth on the written schedule of such charges most recently provided by the Landlord to the Tenant.

7.2.2. The Tenant shall not, without first obtaining the Landlord’s written consent thereto not to be unreasonably withheld, install within the Premises any electrical machinery or equipment (including, by way of example rather than of limitation, any electrical heating, cooking, water-heating, kitchen, photocopying or refrigeration equipment, electronic data processing machinery or punch-card machinery), which (singly) (a) uses electrical current exceeding .5 kilowatts at rate of capacity or requires a voltage of more than 120 volts, single phase, or (b) in any way increases the amount of electricity which would normally be consumed upon the Premises when used as general office space or (c) would generate heat or otherwise affect the temperature or humidity within the Premises or the Building, and shall pay periodically as Additional Rent the additional expense incurred by the Landlord as a result thereof, including that resulting from any installation of such equipment or from the installation of any supplemental heating, ventilating and air-conditioning equipment (“HVAC”), or any modification thereof. The Landlord shall have the right, at the cost of the Tenant, to provide meters or submeters for utilities used at the Premises. Upon the installation of such meter, the Tenant shall pay the cost of such utilities based on the product of the volume of usage at the Premises and the unit tariff then in effect for such usage as established by the supplying utility.

7.3. Interruption. The Landlord shall not be liable to the Tenant for any failure, modification or interruption of any service to be provided by the Landlord under this Lease which either arises by reason of any (a) strike, lockout or other labor troubles, (b) governmental restrictions or limitations, (c) failure or shortage of electrical power, gas, water, fuel oil, or other utility or service, (d) riot, war, insurrection or other national or local emergency, (e) accident, flood, fire or other casualty, (f) adverse weather condition, (g) other act of God, (h) inability to obtain necessary governmental permits or approvals, or (i) other cause similar or dissimilar to any of the foregoing and beyond the Landlord’s reasonable control (other than financial capability), or is’ required by applicable law (including, by way of example rather than of limitation, any federal law or regulation relating to the furnishing or consumption of energy or the temperature of buildings).

7.4. Maintenance by Tenant. The Tenant shall maintain the nonstructural parts of the interior of the Premises in good repair and condition, ordinary wear and tear excepted.

7.5. Maintenance by Landlord. The Landlord shall maintain or cause to be maintained in good order and repair (a) the roof, structure and exterior of the Building, (b) any and all hallways, stairways, lobbies, elevators, heating and air-conditioning facilities, electrical, sanitary sewer and water lines and facilities, restroom facilities, grounds, sidewalks and parking areas (including the removal of snow from such sidewalks and parking areas), and other common areas, all if located within the Building or the rest of the Property but not within the Premises, all at the Landlord’s expense (subject to Section 3 hereof). There shall be no allowance to the Tenant for a diminution of rental value, no abatement of rent, and no liability on the part of the Landlord by reason of inconvenience, annoyance or injury to business arising from the Landlord, the Tenant or others making any repairs, alterations, additions or improvements in or to any portion of the Property or the Premises, or in or to fixtures, appurtenances or equipment thereof. The Landlord shall not be liable for failure of the Landlord or others to make any repairs, alterations, additions or improvements in or to any portion of the Building or of the Premises, or in or to the fixtures, appurtenances or equipment thereof.

SECTION 8. LANDLORD’S RIGHT OF ENTRY.

The Landlord and its agents shall be entitled to enter the Premises at any time during the Tenant’s business hours and at any other reasonable time (a) to inspect the Premises, (b) to exhibit the Premises to any existing or prospective purchaser, tenant or mortgagee thereof, (c) to make any alteration, improvement or repair to the Building or the Premises, or (d) for any other purpose relating to the operation or maintenance of the Property. The Landlord shall (unless doing so is impractical or unreasonable because of emergency) use commercially reasonable efforts to give the Tenant at least twenty-four (24) hours’ prior notice of its intention to enter the Premises (which notice, notwithstanding Section 17, need not be in writing), and use reasonable efforts to avoid thereby materially interfering with the Tenant’s use and enjoyment thereof.

SECTION 9. FIRE AND OTHER CASUALTIES.

9.1. General. If the Premises or commercially reasonable access thereto are damaged by fire or other casualty during the Term, the terms and conditions of this Section 9 shall apply.

9.1.1. The Landlord shall, to the extent of the insurance proceeds available therefor, restore the Premises or commercially reasonable access thereto with reasonable promptness

(taking into account the time required by the Landlord to effect a settlement with, and to procure any insurance proceeds from, any insurer against such casualty, but in any event within one hundred eighty (180) days after the date of such casualty) to substantially the condition of the Premises immediately before such casualty, and may temporarily enter and possess any or all of the Premises for such purpose (provided, that the Landlord shall not be obligated to repair, restore or replace any fixture, improvement, alteration, furniture or other property owned, installed or made by the Tenant after the Commencement Date).

9.1.2. The times for commencement and completion of any restoration pursuant to subsection 9.1.1 shall be extended for the period (not longer than sixty [60] days) of any delay occasioned by the Landlord in doing so arising out of any of the causes enumerated in the provisions of subsection 7.3. If the Landlord undertakes to restore the Premises and such restoration is not accomplished within the said period of one hundred eighty (180) days plus the period of any extension thereof, as aforesaid, the Tenant may terminate this Lease by giving written notice thereof to the Landlord within thirty (30) days after the expiration of such period, as so extended.

9.1.3. So long as the Tenant is deprived of the use of any or all of the Premises and/or commercially reasonable access thereto on account of such casualty, the Base Rent and any Additional Rent payable under the provisions of subsection 3.2 shall be abated in proportion to the number of square feet of the Premises rendered substantially unfit for occupancy by such casualty, unless, because of any such damage, the undamaged portion of the Premises is made materially unsuitable for use by the Tenant for the purposes set forth in the provisions of Section  4, in which event the Base Rent and any such Additional Rent shall be abated entirely during such period of deprivation.

9.2. Substantial destruction. Anything contained in the foregoing provisions of this Section to the contrary notwithstanding, if during the Term the Building is so damaged by fire or other casualty that (a)  either the Premises or (whether or not the Premises are damaged) the Building is rendered substantially, unfit for occupancy, as determined by the Landlord in its reasonable judgment, or (b)  the Building is damaged to the extent that the Landlord elects to demolish the Building (whether or not the Premises are damaged), or if any Senior Holder requires that any or all of such insurance proceeds be used in accordance with the requirements of its Senior Instrument, then in any such case the Landlord may elect to terminate this Lease as of the date of such casualty, by giving written notice thereof to the Tenant within thirty (30) days after such date. In such event, (a)  the Tenant shall pay to the Landlord the Base Rent and any Additional Rent payable by the Tenant hereunder and accrued through the date of such termination, (b)  the Landlord shall repay to the Tenant any and all prepaid Rent for periods beyond such termination, and (c) the Landlord may enter upon and repossess the Premises without further notice.

9.3. Tenant’s Negligence. Anything contained in any provision of this Lease to the contrary notwithstanding, if any such damage to the Premises, the Building or both are caused by or result from the negligent or intentionally tortious act or omission of the Tenant, those claiming under the Tenant or any of their respective officers, employees, agents or invitees, (a) the Rent shall not be suspended or apportioned as aforesaid, and (b) except if and to the extent that the Tenant is released from liability therefor pursuant to the provisions of subsection 5.4, the Tenant shall pay to the

Landlord upon demand, as Additional Rent, the cost of (1) any repairs and restoration made or to be made as a result of such damage, or (ii) (if the Landlord elects not to restore the Building) any damage or loss which the Landlord incurs as a result of such damage.

SECTION 10. CONDEMNATION.

10.1. Right to Award.

10.1.1. Landlord Entitled to Award. If any or all of the Premises or commercially reasonable access thereto, or the remainder of the Property are taken by the exercise of any power of eminent domain or are conveyed to or at the direction of any governmental entity under a threat of any such taking (each of which is hereinafter called a “Condemnation”), the Landlord shall be entitled to collect from the condemning authority thereunder the entire amount of any award made in any such proceeding or as consideration for such conveyance, without deduction therefrom for any leasehold or other estate or right held by the Tenant under this Lease.

10.2. Effect of Condemnation.

10.2.1. Termination of Lease. If (a) all of the Premises or commercially reasonable access thereto are taken by Condemnation, or (b) any part of the Premises is taken by Condemnation and the remainder thereof is insufficient for the reasonable operation therein of the Tenant’s business, or (c) any of the Building is taken by Condemnation and, in the Landlord’s reasonable opinion, it would be impractical to restore the remainder thereof (whether or not the Premises are affected), or (d) any of the rest of the Property is taken by Condemnation and, in the Landlord’s reasonable opinion, it would be impractical to continue to operate the remainder of the Property thereafter (whether or not the Premises are affected), then, in any such event the Term shall terminate on the date on which possession of so much of the Premises, the Building or the rest of the Property, as the case may be, is taken by the condemning authority, and all Rent (including, by way of example rather than of limitation, any Additional Rent payable under the provisions of subsection 2.2), taxes and other charges payable hereunder shall be apportioned and paid to such date.

10.2.2. Prorata Adjustment to Rent. If there is a Condemnation and the Term does not terminate pursuant to the foregoing provisions of this subsection, the operation and effect of this Lease shall be unaffected by such Condemnation, except that the Base Rent and any Additional Rent payable under the provisions of subsection 3.2 shall be reduced in proportion to the square footage of floor area, if any, of the Premises taken by such Condemnation.

10.3. Landlord’s Liability. If there is a Condemnation, the Landlord shall have no liability to the Tenant on account of any (a) interruption of the Tenant’s business upon the Premises,

(b) diminution in the Tenant’s ability to use the Premises, or (c) other injury or damage sustained by the Tenant as a result of such Condemnation.

10.4. Condemnation Proceedings. The Landlord shall be entitled to conduct any such Condemnation proceeding and any settlement thereof by keeping Tenant reasonably informed.

SECTION 11. ASSIGNMENT AND SUBLETTING.

11.1. In General. The Tenant hereby acknowledges that the Landlord has entered into this Lease because of the Tenant’s financial strength, goodwill, ability and expertise and that, accordingly, this Lease is one which is personal to the Tenant, and agrees for itself and its successors and assigns in interest hereunder that it will not (a) assign this Lease or any of its rights under this Lease, as to all or any portion of the Premises or otherwise, or (b) make or permit any voluntary or involuntary total or partial sale, lease (sublease, assignment, conveyance, license, mortgage, pledge, encumbrance or other transfer of any or all the Premises or the occupancy or use of any or all of the Premises (each of which is called a “Transfer”) (including, by way of example rather than of limitation, any sale at foreclosure or by the execution of any judgment of any or all of the Tenant’s rights hereunder, or any Transfer by operation of law) without first obtaining the Landlord’s express written consent thereto (which consent (i) may not be unreasonably withheld by Landlord, and, if given, shall not constitute a consent to any subsequent such Transfer, whether by the person hereinabove named as “the Tenant” or by any such transferee, but (ii) shall not be deemed to have been given by the Landlord’s acceptance of the payment of Rent after such Transfer occurs, with or without the Landlord’s knowledge, or by any other act or failure to act by the Landlord, other than the giving of such express, written consent, as aforesaid). Any person to whom any Transfer is attempted without such consent shall have no claim, right or remedy whatsoever hereunder against the Landlord, and the Landlord shall have no duty to recognize any person claiming under or through the same. No Transfer shall release, alter or impair the obligations hereunder of any person constituting the Tenant, or liable as a guarantor for the obligations of the Tenant before such Transfer, or of any other person holding any interest or obligation hereunder before such Transfer. For purposes of the foregoing provisions of this subsection, a transfer, by any person or persons controlling the Tenant on the date hereof, of such control to a person or persons not controlling the Tenant on the date hereof shall be deemed a Transfer of this Lease, In addition to any other right or remedy it may have hereunder, the Landlord shall be entitled to be paid by the Tenant any and all profits and proceeds derived by the Tenant from any Transfer made, whether with or without the Landlord’s consent.

11.2. Consent Standards. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to a Transfer, Landlord and Tenant agree that it shall be reasonable for Landlord to withhold its consent in the following instances:

(i) if at the time consent is requested or at any time prior to the granting of consent, Tenant is in default under this Lease or would be in default under this Lease but for the pendency of any grace or cure period under paragraph 14 below; (ii) if, in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or sublessee would not be comparable to the types of use by other tenants in the Building, would entail any alterations which would lessen the value of the leasehold improvements in the Premises, would result in more than a reasonable number of occupants per floor, or would require increased services by Landlord; (iii) if, in Landlord’s reasonable judgment, the financial worth of the proposed sublessee does not meet the credit standards applied by Landlord for other tenants under leases with comparable terms, or the character, reputation, or business of the proposed sublessee is not consistent with the quality of the other tenancies in the Building; (iv) if the subletting would result in the division of the Premises into two or more units, and (v) if the proposed sublessee or assignee is an existing tenant of the Building whose space requirements do not exceed the then current vacant space in the Building.

SECTION 12. RULES AND REGULATIONS.

The Landlord shall have the right to prescribe, at its sole discretion, commercially reasonable rules and regulations (the “Rules and Regulations”) governing the use and enjoyment of the Building and the remainder of the Property and to modify such Rules and Regulations from time to time. The Tenant shall adhere to the Rules and Regulations and shall cause its agents, employees, invitees, visitors and guests to do so. A copy of the Rules and Regulations in effect on the date hereof is attached hereto as Exhibit D. Landlord shall enforce the Rules and Regulations on a non-discriminatory basis.

SECTION 13. SUBORDINATION AND ATTORNMENT.

13.1. Subordination. This Lease shall be subject and subordinate to the lien, operation and effort of each of the following (each herein called a “Senior Instrument”): (1) each first mortgage, first deed of trust, ground lease and/or other similar first lien instrument of encumbrance now or at any time hereafter during the Term covering any or all of the Premises or the remainder of the Property; (ii) each renewal, modification, consolidation, replacement or extension of any of such instruments. Such subordination shall be automatic and shall not require any action by either party hereto.

13.2. Attornment. The Tenant shall, promptly at the request of the Landlord or the holder of any Senior Instrument (each herein called a “Senior Holder”), execute, acknowledge and deliver such further instrument or instruments evidencing such subordination as the Landlord or such Senior Holder deems necessary or desirable and (at such Senior Holder’s request) attorning to such Senior Holder.

13.3. Senior Holder’s Right to Subordinate. Anything contained in the provisions of this Section to the contrary notwithstanding, any Senior Holder may at any time, by a document specifically exercising such right, subordinate the lien, operation and/or effect of its Senior Instrument to the operation and effect of this Lease without obtaining the Tenant’s consent thereto, by giving the Tenant written notice thereof, in which event this Lease shall be deemed to be senior to such Senior Instrument.

SECTION 14. DEFAULT.

14.1. Definition. As used in the provisions of this Lease, each of the events described in this subsection 14.1 shall constitute, and is hereinafter called, an “Event of Default”.

14.1.1. If the Tenant fails to (a) pay any Rent or any other sum which it is obligated to pay by any provision of this Lease, when and as due and payable hereunder and without demand therefor, or (b) perform any of its other obligations under the provisions of this Lease.

14.1.2. If the Tenant (a) applies for or consents to the appointment of a receiver, trustee or liquidator of the Tenant or of all or a substantial part of its assets, (b) files a voluntary petition in bankruptcy or admits in writing its inability to pay its debts as they come due, (c) makes an assignment for the benefit of its creditors, (d) files a petition or an answer seeking a reorganization or an arrangement with creditors, or seeks to take advantage of any insolvency law, (e) performs any other act of bankruptcy, or (f) files an answer admitting the material allegations of a petition filed against the Tenant in any bankruptcy, reorganization or insolvency proceeding.

14.1.3. If (a) an order, judgment or decree is entered by any court of competent jurisdiction adjudicating the Tenant a bankrupt or an insolvent, approving a petition seeking such a reorganization, or appointing a receiver, trustee or liquidator of the Tenant or of all or a substantial part of its assets, or (b) there otherwise commences as to the Tenant or any of its assets any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or similar law, and if such order, judgment, decree or proceeding continues unstayed for more than sixty (60) consecutive days after any stay thereof expires.

14.1.4. If the Tenant fails to occupy and assume possession of the Premises within sixty (60) days after the Commencement Date or to occupy the Premises after the Commencement Date for a period exceeding sixty (60) consecutive days except as may result from Landlord’s failure to provide the Premises to Tenant.

14.2. Notice to Tenant; Grace Period.

14.2.1. Subject to the provisions of subsections 14.2.2 and 14.2.3, on the occurrence of an Event of Default the Landlord shall not exercise any right or remedy on account thereof which it holds under any provision of this Lease or applicable law unless and until the Landlord has given written notice thereof to the Tenant and the Tenant has failed within five (5) days thereafter to cure an Event of Default consisting of the failure to pay any monetary obligation of the Tenant hereunder or within ten (10) days thereafter to cure such other Event of Default; or in the event the Event of Default is not monetary and of such a character as to require more than ten (10) days to cure, Tenant shall have failed to commence cure within such time period, fail to use reasonable diligence in curing such Event of Default, or fail to cure such Event of Default within an additional forty-five (45) day period.

14.2.2. Anything contained in the provisions of this Lease to the contrary notwithstanding, no notice shall be required to be given, and (even if the Landlord gives such notice) the Tenant shall not be entitled to any grace period, (i) in any emergency situation in which, in the Landlord’s reasonable judgment, it is necessary for the Landlord to act to cure such Event of Default without giving such notice, or (ii) more than twice during any twelve (12) month period, or (iii) if the Tenant has substantially terminated or is in the process of substantially terminating its occupancy and use of the Premises for the purpose set forth in the provisions of Section 4, or (iv) in the case of any Event of Default listed in the provisions of paragraphs 14.1.4, or (v) in the case of any Event of Default consisting of the failure to pay any monetary obligation of the Tenant hereunder or any Event of Default listed in the provisions of subsections 14.1.2 or 14.1.3.

14.2.3. The Landlord shall be entitled immediately on the occurrence of an Event of Default, and without waiting for any applicable grace period to elapse, either or both to terminate this Lease pursuant to the provisions of subparagraph 14.3.1 (c) and/or to declare the entire balance of the Rent for the remainder of the Term to be due and payable pursuant to the provisions of subparagraph 14.3.1 (b) (each of which actions, if taken, shall be effective immediately upon the giving of a notice thereof to the Tenant, unless otherwise stated in such notice); provided, however, that if and only if under the provisions of subsection 14.2 the Tenant is entitled to any such grace period within which to cure such Event of Default, then (i) the Landlord shall take no other action under this subsection 14.2 on account of such Event of Default unless it is not cured within such grace period, and (ii) if such Event of Default is cured within such grace period, such termination and/or declaration by the Landlord pursuant to the provisions of subsections 14.3.1(c) and/or 14.3.1(b), respectively, shall upon the curing of such Event of Default within such grace period become null, void and of no force or effect, as if such action had not been taken by the Landlord.

14.3. Landlord’s rights on Event of Default.

14.3.1. On the occurrence of any Event of Default, the Landlord may (subject to the operation and effect of the provisions of subsection 14.2) take any or all of the actions described in this subsection 14.3.1.

(a) The Landlord may reenter and repossess any or all of the Premises and any or all improvements thereon and additions thereto.

(b) The Landlord may declare the entire balance of the Rent for the remainder of the Term to be due and payable, and collect such balance in any manner not inconsistent with applicable law.

(c) The Landlord may terminate this Lease by giving written notice of such termination to the Tenant, which termination shall be effective as of the date of such notice or any later date therefor specified by the Landlord therein (provided, that without limiting the generality of the foregoing provisions of this subparagraph 14.3.1(c), the Landlord shall not be deemed to have accepted any abandonment or surrender by the

Tenant of any or all of the Premises or the Tenant’s leasehold estate under this Lease unless the Landlord has so advised the Tenant expressly and in writing, regardless of whether the Landlord has reentered or relet any or all of the Premises or exercised any or all of the Landlord’s other rights under the provisions of this Section or applicable law).

(d) The Landlord may, in the Landlord’s own name (but either (i) as agent for the Tenant, if this Lease has not then been terminated, or (ii) on the Landlord’s own behalf, if this Lease has then been terminated), relet any or all of the Premises with or without any additional premises, for any or all of the remainder of the Term (or, if this Lease has then been terminated, for any or all of the period which would, but for such termination, have constituted the remainder of the Term) or for a period exceeding such remainder, on such terms and subject to such conditions as are acceptable to the Landlord in its sole and absolute discretion (including, by way of example rather than of limitation, the alteration of any or all of the Premises in any manner which, in the Landlord’s judgment, is necessary or desirable as a condition to or otherwise in connection with such reletting, and the allowance of one or more concessions or “free-rent” or reduced-rent periods), and collect and receive the rents therefor. Subject to Landlord’s duty to mitigate damages, (i) the Landlord shall not have any duty or obligation to relet any or all of the Premises as the result of any Event of Default, or any liability to the Tenant or any other person for any failure to do so or to collect any rent or other sum due from any such reletting; (ii) the Tenant shall have no right in or to any surplus which may be derived by the Landlord from any such reletting, in the event that the proceeds of such reletting exceed any Rent, installment thereof or other sum owed by the Tenant to the Landlord hereunder; and (iii) the Tenant’s liability hereunder shall not be diminished or affected by any such failure to relet or the giving of any such initial or other concessions or “free-rent” or reduced rent period in the event of any such reletting. In such event, and regardless of the termination or non-termination of this Lease, the Tenant shall pay to the Landlord, at the times and in the manner specified by the provisions of Section 3, both (i) the installments of the Base Rent and any Additional Rent accruing during such remainder (or, if this Lease has then been terminated, damages equaling the respective amounts of such installments of the Base Rent and any Additional Rent which would have accrued during such remainder, had this Lease not been terminated), less any monies received by the Landlord with respect to such remainder from such reletting of any or all of the Premises, plus (ii) the cost to the Landlord of any such reletting (including, by way of example rather than of limitation, any attorneys’ fees, leasing or brokerage commissions, repair or improvement expenses and the expense of any other actions taken in connection with such reletting), plus (iii) any other sums for which the Tenant is liable under the provisions of subsection 14.3.4 (and the Tenant hereby waives any and all rights which it may have under applicable law, the exercise of which would be inconsistent with the foregoing provisions of this subparagraph 14.3.1(d)).

(e) The Landlord may cure such Event of Default in any other manner.

(f) The Landlord may pursue any combination of such remedies and/or any other right or remedy available to the Landlord on account of such Event of Default under this Lease and/or at law or in equity.

14.3.2. No such expiration or termination of this Lease, or summary proceedings, abandonment or vacancy, shall relieve the Tenant of any of its liabilities and obligations under this Lease (whether or not any or all of the Premises are relet); accordingly, in any such event the Tenant shall pay to the Landlord the Rent and all other charges required to be paid by Tenant up to the time of such event, and thereafter the Landlord shall have the right to take any or all of the actions described in this subsection 14.3.2.

(a) At any time after the expiration or termination of this Lease pursuant to this Section 14, in lieu of collecting any further monthly installments, as aforesaid, the Landlord shall be entitled to recover from the Tenant, and the Tenant shall pay to the Landlord, on demand, damages Standard Leasing Agreement computed in the manner set forth in clause (1) of subparagraph 14.3.2(b), minus the amount of any such monthly installments previously recovered from the Tenant.

(b)(i) In the case of any Event of Default under the provisions of paragraphs 14.1.2 or 14.1.3, the Landlord shall immediately and automatically, without the necessity of notice or other action by the Landlord, become entitled to recover from the Tenant as damages for such breach, in addition to any damages or other payments becoming due from the Tenant under any other provision of this Lease, an amount equaling the difference between the Base Rent and the Additional Rent reserved in this Lease from the date of such breach to the date of the expiration of the Term and the then-fair and reasonable rental value of the Premises for the same period. Such damages shall become due and payable to the Landlord immediately upon the occurrence of such Event of Default and without regard to whether or, if so, how this Lease is terminated. Notwithstanding the provisions of this paragraph, damages shall be limited to the extent allowed by the laws of the State of Utah.

(ii) If and so long as the Term of this Lease continues, the Rent for the unexpired Term of the Lease after an Event of Default under the provisions of paragraphs 14.1.2 or 14.1.3 shall be reduced by the amount of such liquidated damages as may be paid to the Landlord, such reduction being applied proportionately to each installment of the Rent thereafter becoming due. During the continuance of this Lease after such a breach and until such damages are paid to the Landlord, the whole amount of each installment of Rent herein reserved shall be due and payable at the time herein specified, and if, by reason of the subsequent payment of liquidated damages, and the resulting reduction in Rent, the Landlord receives a sum in excess of all installments, as so reduced, becoming due after the breach and before the collection of such damages, such excess shall be refunded upon the Landlord’s receipt of such liquidated damages.

14.3.3. Nothing herein contained shall limit ox prejudice the Landlord’s right to prove for and obtain as damages, by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to in clause (1) of subparagraph 14.3.2(b).

14.3.4. On the occurrence of an Event of Default, the Tenant shall, immediately on its receipt of a written demand therefor from the Landlord, reimburse the Landlord for (a) all expenses (including, by way of example rather than of limitation, any and all repossession costs, management expenses, operating expenses, reasonable legal expenses and attorneys’ fees) incurred by the Landlord (i) in curing or seeking to cure any Event of Default and/or (ii) in exercising or seeking to exercise any of the Landlord’s rights and remedies under the provisions of this Lease and/or at law or in equity on account of any Event of Default, and/or (iii) otherwise arising out of any Event of Default, and/or (iv) (regardless of whether it constitutes an Event of Default) in connection with any action, proceeding or matter of the types referred to in the provisions of paragraphs 14.1.2 and 14.1.3, plus (b) interest on all such expenses, at the lesser of the rate of eighteen percent (18%) per annum or the highest rate then permitted on account thereof by applicable law, all of which expenses and interest shall be Additional Rent and shall be payable by the Tenant immediately on demand therefor by the Landlord.

14.3.5. Each party shall have all of its rights at law or in equity before a court of law. Each party hereto hereby waives any right which it may otherwise have at law or in equity to a trial by jury in connection with any suit or proceeding at law or in equity brought by the other against the waiving party or which otherwise relates to this Lease.

14.4. Landlord’s Security Interest. In addition to any statutory lien for rent held by the Landlord, the Landlord shall have, and the Tenant hereby grants to the Landlord, a continuing security interest for all Rent and other sums of money becoming due hereunder from the Tenant, upon all of the Tenant’s improvements, furniture, fixtures, and equipment located on the Premises, none of which may be removed from the Premises without the Landlord’s prior, express, written consent so long as any Rent or other such sum from time to time owed to the Landlord hereunder remains unpaid, or any other uncured Event of Default has occurred. On the occurrence of an Event of Default, the Landlord shall have, in addition to any other remedies provided herein or by law, all of the rights and remedies afforded to secured parties under the provisions of the Uniform Commercial Code, as codified in the state in which the Property is located (“the Code”), The Tenant shall, on its receipt of a written request therefor from the Landlord, execute such financing statements and other instruments as are necessary or desirable, in the Landlord’s judgment, to perfect such security interest.

14.5. Default by Landlord. If the Landlord violates any of its obligations under the provisions o this Lease, the Tenant may (subject to the operation and effect of the provisions of subsection 3.3.3, requiring the Tenant to pay all Rent when due, without deduction or set-off whatsoever) exercise any right or remedy which it holds on account thereof hereunder, at law or in equity; provided, however, that if any or all of the Premises is then subject to any Senior Instrument, the Tenant shall not exercise any of its rights or remedies on account thereof unless and until it has given written notice of its intention to do so, by certified or registered mail, return receipt requested, to the Senior Holder under such first Senior Instrument, specifying therein the nature of such default in reasonable detail, and unless such Senior Holder, in the exercise of its sole discretion and without any obligation to do so, has not cured such default on the Landlord’s behalf within sixty (60) days after such notice is given. Notwithstanding the foregoing, in the event of an emergency or default that materially interferes with Tenant’s business, Tenant shall not be required to provide notice to the Senior Holder.

SECTION 15. ESTOPPEL CERTIFICATE.

The Tenant shall from time to time, within ten (10) days after being requested to do so by the Landlord or any Senior Holder, execute, enseal, acknowledge and deliver to the Landlord (or, at the Landlord’s request, to any existing or prospective purchaser, transferee, assignee or Senior Holder of any or all of the Premises, the Property, any interest therein or any of the Landlord’s rights under this Lease) an instrument in recordable form, certifying (a) that this Lease is unmodified and in full force and effect (or, if there has been any modification thereof, that it is in full force and effect as so modified, stating therein the nature of such modification); (b) as to the dates to which the Base Rent and any Additional Rent and other charges arising hereunder have been paid; (c) as to the amount of any prepaid Rent or any credit due to the Tenant hereunder; (d) that the Tenant has accepted possession of the Premises, and the date on which the Term commenced; (e) as to whether, to the actual knowledge (without obligation to make more than commercially reasonable inquiry of management personnel situated in the Premises), information and belief of the signer of such certificate the Landlord or the Tenant is then in default in performing any of its obligations hereunder (and, if so, specifying the nature of each such default); (f) as to any other fact or condition reasonably requested by the Landlord or such other addressee; and (g) acknowledging and agreeing that any statement contained in such certificate may be relied upon by the Landlord and any such other addressee.

SECTION 16. QUIET ENJOYMENT.

The Landlord hereby covenants that the Tenant, on paying the Rent and performing the covenants set forth herein, shall peaceably and quietly hold and enjoy the Premises throughout the Term without disturbance by the Landlord. Nothing in the provisions of this Lease shall be deemed to impose upon the Landlord any liability on account of any act or failure to act by any person other than the Landlord.

SECTION 17. NOTICES.

Any notice, demand, consent, approval, request or other communication or document to be provided hereunder to a party hereto shall be (a) in writing, and (b) deemed to have been provided (i) forty-eight (48) hours after being sent as certified or registered mail using the United States mails, postage prepaid, return receipt requested, or (ii) the next business day after having been deposited (in accordance with such courier’s requirements for delivery on such business day) with Federal Express or another national courier service, in each case to the Notice Address of such party or to such other address in the United States of America as such party may designate from time to time by notice to each other party hereto, or (iii) (if such party’s receipt thereof is acknowledged in writing) upon being given by hand or other actual delivery to such party.

SECTION 18. GENERAL.

18.1. Effectiveness. This Lease shall become effective upon and only upon its execution and delivery by each party hereto.

18.2. Complete Understanding. This Lease represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the same. No inducements, representations, understandings or agreements have been made or relied upon in the making of this Lease, except those specifically set forth in the provisions of this Lease. Neither party hereto has any right to rely on any other prior or contemporaneous representation made by anyone concerning this Lease which is not set forth herein.

18.3. Amendment. This Lease may be amended by and only by an instrument executed and delivered by each party hereto.

18.4. Applicable law. This Lease shall he given effect and construed by application of the laws of the state of Utah and any action or proceeding arising hereunder shall be brought in the courts of such state; provided, that if such action or proceeding arises under the Constitution, laws or treaties of the United States of America, or if there is a diversity of citizenship between the parties thereto, so that it is to be brought in a United States District Court, for the District of Utah or any successor federal court having original jurisdiction.

18.5. Waiver. Neither the Landlord nor Tenant shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and no delay or omission by the Landlord or Tenant in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right. Without limiting the generality of the foregoing, no action taken or not taken by the Landlord or Tenant under the provisions of this Section or any other provision of this Lease (including, by way of example rather than of limitation, the Landlord’s acceptance of the payment of Rent after the occurrence of any Event of Default) shall operate as a waiver of any right to be paid a late charge or of any other right or remedy which the Landlord would otherwise have against the Tenant or Landlord, as the case may be, on account of such Event of Default under the provisions of this Lease or applicable law.

18.6. Time of Essence. Time shall be of the essence of this Lease.

18.7. Headings. The headings of the Sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

18.8. Construction. As used herein, (a) the term “person” means a natural person, a trustee, a corporation, a partnership and any other form of legal entity; and (b) all references made (i) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (ii) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, and (iii) to any Section, subsection, subsection or subparagraph shall, unless therein expressly indicated to the contrary, be deemed to have been made to such Section, subsection, subsection or subparagraph of this Lease.

18.9. Exhibits. Each writing or plat referred to herein as being attached hereto as an exhibit or otherwise designated herein as an exhibit hereto is hereby made a part hereof.

18.10. Severability. No determination by any court, governmental body or otherwise that any provision of this Lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other such provision, or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

18.11. Definition of “Landlord”. As used herein, the term “Landlord” means the person hereinabove named as such, and its successors and assigns (each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had, had it originally signed this Lease as the Landlord). No person holding the Landlord’s interest hereunder (whether or not such person is named as “the Landlord” herein) shall have any liability hereunder after such person ceases to hold such interest, except for any such liability accruing while such person holds such interest. No Senior Holder not in possession of the Premises or the Building shall have any liability hereunder. Neither the Landlord nor any principal of the Landlord, whether disclosed or undisclosed, nor any officer, director, employee, agent or representative of the Landlord shall have any personal liability under any provision of this Lease except as may arise out of or result from the negligent acts or omissions of any such persons. If the Landlord defaults in performing any of its obligations hereunder or otherwise, the Tenant shall look solely to the Landlord’s equity, interest and rights in the Property to satisfy the Tenant’s remedies on account thereof.

18.12. Definition of “Tenant”, As used herein, the term “Tenant” means each person hereinabove named as such and such person’s heirs, personal representatives, successors and assigns, each of whom shall have the same obligations, liabilities, rights and privileges as it would have possessed had it originally executed this Lease as the Tenant; provided, that no such right or privilege shall inure to the benefit of any assignee of the Tenant, immediate or remote, unless the assignment to such assignee is made in accordance with the provisions of Section 11. Whenever two or more persons constitute the Tenant, all such persons shall be jointly and severally liable for performing the Tenant’s obligations hereunder. No officer, director, employee, agent or representative of the Tenant shall have any personal liability under any provision of this Lease.

18.13. Recitals. The recitals set forth at the beginning of this Lease are hereby incorporated as a substantive part hereof.

18.14. Commissions.

18.14.1. Each party hereto hereby represents and warrants to the other that, other than as is set forth herein below, in connection with the leasing of the Premises hereunder, the party so representing and warranting has not dealt with any real estate broker, agent or finder, and there is no commission, charge or other compensation due on account thereof. Each party hereto shall defend, indemnify and hold harmless the other against and from any liability, claim of liability or expense arising out of any inaccuracy in such party’s representation.

18.14.2. The parties hereto hereby acknowledge and agree that, in connection with such leasing, the Tenant has utilized the services of the Tenant Broker, if any, and the Landlord has utilized the services of the Landlord Broker, if any. The Landlord shall pay to the Recognized Broker any and all commissions due to it for such services in accordance with the provisions of a written brokerage agreement by and between the Landlord and the Recognized Broker.

SECTION 19: SPECIAL TERMS

19.1. Option to Expand. Tenant shall have a right of first offer on any space that is adjacent to the Premises on the 5fh floor of the Building that will become available any time during the Term other than the last 90 days of the Term. In the event such space becomes available, Landlord shall provide Tenant written notice of such fact and of the amount of rent it intends to charge for such available space. Tenant shall have ten (10) days from receipt of such notice to inform Landlord of its desire to also lease such additional space. Absent such timely acceptance, Tenant rights to such space shall be terminated. Tenant’s lease of such additional space shall be at such rent proposed by the Landlord and on the same other terms and conditions as contained herein.

19.2. FDIC Contingency. Notwithstanding anything herein to the contrary, the continuation of this Lease is subject to Tenant obtaining FDIC approval to its operations as an industrial bank charter or Tenant’s waiver of this condition. Tenant shall pay to Landlord upon execution an Advance Rent of $12,188.76 . In the event Tenant does not receive FDIC approval or has waived this condition, the Landlord shall be entitled to a fixed payment of $20,000.00 as its sole and exclusive remedy as damages, and the remainder of this Lease shall be automatically terminated and of no further force or effect. Notwithstanding the above, in the event Tenant gives Landlord notice that it has not received FDIC approval by September 15, 2002, the Landlord shall retain the Advance Rent as its sole and exclusive remedy as damages, and the remainder of this Lease shall be automatically terminated and of no further force or effect.

In the event Tenant receives FDIC approval or of Tenant’s waiver of this condition, then Landlord shall apply the Advanced Rent to the first three months Base Rent due under the Lease and the Lease shall continue as herein provided.

19.3. Guarantee. The granting and entering into of a Guarantee attached hereto as Exhibit E is a condition to Landlord’s performance hereunder.

(the remainder of this page is deliberately blank)

IN WITNESS WHEREOF, each party hereto has executed and unsealed this Lease or caused it to be executed and unsealed on its behalf by its duly authorized representatives, the day and year first above written.

LANDLORD:

B-Line Holdings, L.C.

By:

Its:	Manager

TENANT:

Medallion Bank, a Utah Industrial Bank

By:

Its:	President

EXHIBIT A

Description of the Land

BEGINNING at a point on the South line of 6600 South Street said point being North, 41.526 feet and East 2756.412 feet from the West quarter corner of Section 20, Township 2 South, Range 1 East, Salt Lake Base and Meridian; said point also being South 38.856 feet and East 1048.719 feet from Salt Lake County Monument at the intersection of 900 East and 6600 South Street; running thence North 89°56’ 15” East, 434.972 feet along said South line of 6600 South Street; thence South 30°03’39” East 170.636 feet; thence South 51°31 ‘38” East 201.066 feet to the North line of Interstate 215; thence South 89°04’59” West 203.876 feet along said North line to a R/W Marker, thence North 82°30’26” West 267.286 feet along said North line to a R/W Marker, thence North 76°06’26” West 213.220 feet along said North line to a R/W Marker, thence North 00° 10’42” East 197.390 feet to point of BEGINNING.

EXHIBIT B

Page 1 of 1 Drawing Showing the Premises

Jul-03-02 09:44A
Jul-03-02 08:42A
P.02
P.02

MEDALLION
BANK
2,459 USF

PRELIMINARY FLOOR PLAN

SCALE: NOT TO SCALE

1
DD-1

MEDALLION BANK
THE MERRILLL LYNCH BUILDING
100 EAST 6600 SOUTH, SALT LAKE CITY, UT

DATE: 7/3/02
JOB NO:
DWG REF:

SHEET NO.
DD-1

EXHIBIT C

Plans and Specifications (to be inserted)

EXHIBIT D

Rules and Regulations

1.

The sidewalks, lobbies, passages, elevators and stairways shall not be obstructed by the Tenant or used by the Tenant for any purpose other than ingress and egress from and to the Premises. The Landlord shall in all cases retain the right to control or prevent access to the Property by any person whose presence, in the Landlord’s judgment, would be prejudicial to the safety, peace, character or reputation of the Building or of any tenant of the Property.

2.

The toilet rooms, water closets, sinks, faucets, plumbing and other service apparatus of any kind shall not be used by the Tenant for any purpose other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other matter shall be placed therein or used in connection therewith by the Tenant. Any damages resulting from the misuse of the fixtures shall be the responsibility of the Tenant. The Tenant shall not place, store or leave any item in the lobbies, passages, elevators or stairways of the Building or on or about any part of the Property other than the Premises. Doormats or walk off mats are not to be placed outside the entry door of the Premises.

3.

No skylight, window, door or transom of the Building shall be covered or obstructed by the Tenant, and no window shade, blind, curtain, screen, storm window, awning or other material shall be installed or placed on any window or in any window space, except as approved in writing by the Landlord. If the Landlord has installed or hereafter installs any shade, blind or curtain in the Premises, the Tenant shall not remove it without first obtaining the Landlord’s written consent.

4.

No sign, lettering, insignia, advertisement, notice or other thing shall be inscribed, painted, installed, erected or placed in any portion of the Premises or other part of the exterior or interior of the Building or on or about any part of the Property, unless first approved in writing by the Landlord. Names on suite entrances shall be provided by and only by the Landlord at the Tenant’s expense.

5.

The Tenant shall not place any other or additional lock upon any door within the Premises or elsewhere upon the Property, and shall surrender all keys for all such locks at the end of the Term. The Landlord shall provide the Tenant with one set of keys to the Premises when the Tenant assumes possession thereof. All locks shall be operable by the Building grand master key.

6.

The Tenant shall not do or permit to be done anything which obstructs or interferes with the rights of any other tenant of the Property. The Tenant shall not keep anywhere within the Property any matter having an offensive odor, or any kerosene, gasoline, benzene, camphene, fuel or other explosive or flammable material. No bicycle or vehicle, or bird, fish or other animal shall be brought into or kept in or about the Premises. The Tenant shall not permit the generation of any vibration, light or noise, mechanical or otherwise, which is capable of being felt, seen or heard (as the case may be) outside of the Premises.

7.

So that the Premises may be kept in a good state of preservation and cleanliness, the Tenant shall, while in possession of the Premises, permit only the Landlord’s employees and contractors to clean the Premises unless prior thereto the Landlord otherwise consents in writing. The Tenant shall see each day that the windows are closed and the doors securely locked before leaving the Premises, and that all lights and standard office equipment within the Premises are turned off.

8.

If the Tenant desires to install signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices within the Premises, the Landlord shall direct where and how they are to be installed and, except as so directed, no installation, boring or cutting shall be permitted. The Landlord shall have the right (a) to prevent or interrupt the transmission of excessive, dangerous or annoying current of electricity into or through the Building or the Premises, (b) to require the changing of wiring connections or layout at the Tenant’s expense, to the extent that the Landlord may deem necessary, (c) to require compliance with such reasonable rules as the Landlord may establish relating thereto, and (d) in the event of noncompliance with such requirements or rules, immediately to cut wiring or do whatever else it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. Each wire installed by the Tenant must be clearly tagged at each distributing board and junction box and elsewhere where required by the Landlord, with the number of the office to which such wire leads and the purpose for which it is used, together with the name of the Tenant or other concern, if any, operating or using it.

9.

All deliveries or moving of furniture, equipment, supplies, etc., into or out of the Building are to be done Monday through Friday, 8 a.m. to 4 p.m., only. All such deliveries are to use the designated freight elevator only. Passenger elevators and/or the main building lobby are not to be used for deliveries unless otherwise directed by security or building management personnel. No furniture, equipment, bulk items or other items which might, in the Landlord’s judgment, interfere with the orderly operation of the Building, may be received in or removed from the Building, or carried up or down in the elevators or stairways, except during such hours as are designated above for such purpose by the Landlord, and, if necessary in the Landlord’s opinion, under the direction and control of the Landlord (at the expense of the Tenant) and only after the Tenant gives notice thereof to the Landlord. The Landlord shall have the exclusive right to prescribe the method and manner in which any such item is brought into or taken out of the Building, and the right to exclude from the Building any such items which may create a hazard (whether structural or otherwise) and/or to require any such item to be located at a designated place in the Premises. The Tenant shall not place any weight anywhere beyond the safe carrying capacity of the Building. The cost of repairing any damage to the Building or any other part of the Property caused by taking any such item in or out of the Premises, or any damage caused while any such item is in the Premises or the rest of the Building, shall be borne by the Tenant.

10.

Without the Landlord’s prior written consent, (a) nothing shall be fastened to (and no hole shall be drilled, or nail or screw driven into) any wall or partition, (b) no wall or partition shall be painted, papered or otherwise covered or moved in any way or marked or broken, (c) no connection shall be made to any electrical wire for running any fan, motor or other apparatus, device or equipment, (d) no machinery of any kind other than customary small business machinery shall be allowed in the Premises, and (e) no mechanic or service technician, other than one employed by the Landlord, shall be allowed to work on or install any item affecting the Building or the structures or systems thereof. If the Landlord shall consent thereto, all such work shall be performed in accordance with the accepted Building standard methods and procedures.

11.

The Tenant shall have access to the Premises at all reasonable times. The Landlord shall in no event be responsible for admitting or excluding any person from the Premises. In case of invasion, hostile attack, insurrection, mob violence, riot, public excitement or other commotion, explosion, fire or any casualty, the Landlord shall have the right, but not the obligation, to bar or limit access to the Building to protect the safety of occupants of the Property, or any property within the Property.

12.

The Landlord reserves the right to inspect all objects and matters to be brought into the Building and to exclude from the Building all objects and matters which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. The Landlord may require any person leaving the Building with any package or other object or matter to submit a pass listing such package or object or matter from the Tenant from whose premises the package is being removed. Establishment or enforcement of this requirement shall not impose any responsibility on the Landlord for the protection of any tenant against the removal of property from its premises. The Landlord shall in no way be liable to the Tenant for damages or loss wising from the admission, exclusion or ejection of any person to or from the Premises or the Building.

13.

All persons entering and/or leaving the Building may be required to sign a register. The Landlord will furnish passes to persons for whom the Tenant requests such passes in writing. The Tenant shall be responsible for all persons for whom the Tenant requests such passes and shall be liable to the Landlord for all acts or omissions of such persons.

14.	Canvassing, soliciting and peddling in the Building are prohibited and the Tenant shall cooperate to prevent the same.

15.	There shall not be used any hand truck, cart, etc., except those equipped with rubber tires, side guards and other such safeguards as the Landlord may require.

16.

The Tenant and its employees are obligated to follow the provisions of the Building fire safety plan and to participate in any fire drills, training sessions or any other activities deemed by the Landlord to be necessary to the success of such plan.

17.	The use of any room within the Building as lodging, sleeping quarters or for any immoral or illegal purpose is strictly prohibited at all times.

18.

The Tenant shall keep the windows and doors of the Premises (including those opening on corridors and all doors between rooms entitled to receive heating or air conditioning service and rooms not entitled to receive such service), closed while the heating or air conditioning system is operating, in order to minimize the energy used by, and to conserve the effectiveness of, such systems. The Tenant shall comply with all reasonable Rules and Regulations from time to time promulgated by the Landlord with respect to such systems or their use.

19.

No smoking activities (including, but not limited to, smoking or carrying a lighted cigar, cigarette or pipe or using smokeless tobacco) are permitted anywhere in the Building, including, without limitation, the Premises, common areas, hallways, restrooms or other public areas.

20.

Nothing in these Rules and Regulations shall give any Tenant any right or claim against the Landlord or any other person if the Landlord does not enforce any of them against any other tenant or person (whether or not the Landlord has the right to enforce them against such tenant or person), and no such non enforcement with respect to any tenant shall constitute a waiver of the right to enforce them as to the Tenant or any other tenant or person.

21.

The Landlord shall have the right to rescind, suspend or modify the Rules and Regulations and to promulgate such other Rules or Regulations as, in the Landlord’s reasonable judgment, are from time to time necessary or desirable for the reputation, safety, care, maintenance, operation and/or cleanliness of the Building, or for the preservation of good order therein. Upon the Tenant’s having been given notice of the taking of any such any action, the Rules and Regulations as so rescinded, suspended, modified or promulgated shall have the same force and effect as if in effect at the time at which the Tenant’s Lease was entered into (except that nothing in the Rules and Regulations shall be deemed in any way to alter or impair any provision of such Lease and in the event of any conflict between the terms of the Lease and the Rules and Regulations, the Lease terms shall govern). Subject to the specific provisions of each tenant’s lease, the Landlord agrees to apply and enforce the Rules and Regulations in a uniform and reasonable manner, taking into account the nature, extent and frequency of the violations thereof by the respective tenants of the Property.

EXHIBIT E

GUARANTY

1. GUARANTEE. To induce B-LINE HOLDINGS, L.C., a Utah limited liability company (“Landlord”) to enter into that certain Agreement of Lease (the “Lease”) dated July 3, 2002, between Landlord and MEDALLION BANK, a Utah Industrial Bank (the “Tenant”), for property located in the building generally located at 1100 East 6600 South, Salt Lake City Utah, the undersigned, MEDALLION FINANCIAL CORP., a Delaware corporation (“Guarantor”) hereby guarantees and promises, on demand (i) to pay to the Landlord the amount specified in 2. below, in accordance with Section 19.2 in the Lease.

2. AMOUNT OF GUARANTEE. This guaranty is for the fixed payment of Twenty Thousand Dollars ($20,000.00) referred to in Section 19.2 in the Lease.

3. OBLIGATIONS JOINT AND SEVERAL. The obligations of the Guarantor hereunder are joint and several, and are independent of the obligations of Tenant. Separate action or actions may be brought and prosecuted against Guarantor, whether or not action is brought against Tenant and whether or not Tenant be joined in any such action or actions and if and to the extent such a waiver is valid Guarantor waive the benefit of any statute of limitations affecting their liability hereunder or the enforcement thereof. Guarantor shall have the benefit of any and all defenses, claims and counterclaims available to Tenant, other than any defense that may be raised by reason of Tenant’s bankruptcy.

4. ASSIGNMENT OF GUARANTY. Landlord may without notice assign the Lease or this guaranty in whole or in part. Guarantor shall not delegate its obligations under this Guaranty without the prior written consent of Landlord.

5. WAIVERS. Guarantor waive any right to require Landlord to: (a) proceed against Tenant (b) proceed against or exhaust any security held from Tenant (c) pursue any other remedy in Landlord’s power whatsoever. Before commencing any action to enforce this Guaranty, the Tenant shall first be provided notice of any default and opportunity to cure as provided in the Lease. In the event the Tenant fails to cure such default as provided, Landlord shall provide the Guarantor written notice sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight mail delivery service, and the Guarantor shall then have ten (10) days after notice to cure such default before the Landlord shall take any action to enforce this Guaranty.

6. VENUE. The parties mutually acknowledge and agree that this Guaranty shall be construed and enforced in accordance with the law of the State of Utah. The parties mutually consent and submit to the jurisdiction of the federal and/or state court located in Salt Lake County, Utah and any action or suit concerning this Guaranty or related matters shall only be brought by the parties in federal or state court with appropriate subject matter jurisdiction sitting in Salt Lake County, Utah. The parties mutually acknowledge and agree that they shall not raise in connection therewith, and hereby waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing. The parties acknowledge that they have read and understand this clause and agree willingly to its terms.

7.	INUREMENT. This Guaranty shall inure to the benefit of Landlord, its successors and assigns, and shall be binding upon the heirs, personal representatives and assigns of the Guarantor.

8.	ATTORNEY FEES. Guarantor shall pay to Landlord all of Landlord’s costs, including reasonable attorney fees, to collect the amount being guaranteed.

INTENDING TO BE LEGALLY BOUND the undersigned Guarantor has executed this Guaranty this 3rd, day of July, 2002.

MEDALLION FINANCIAL CORP.

By:

Its:	President

ADDENDUM TO LEASE

THIS ADDENDUM TO LEASE (“Addendum”) is attached to and made a part of that certain Agreement of Lease (“Lease”) dated July 3, 2002, by and between B-Line Holdings, L.C., a Utah limited liability company (“Landlord”) and Medallion Bank, a Utah industrial bank for certain premises located at 6600 South 1100 East, Salt Lake City, Utah 84121 as more particularly described in the Lease. In the event of any contradiction or inconsistency between the terms and provisions of this Addendum and the terms and provisions of the Lease to which it is attached, the terms and provisions of this Addendum shall control. All defined terms not specifically defined in this Addendum shall be given the same meaning as the defined terms in the Lease.

1. Landlord represents to Tenant that with respect to all provisions of the Lease, all of the area in the Building, including the Premises, is and shall be measured, and the calculation of rentable space, usable space and Tenant’s Percentage of Operating Costs is and shall be determined, using a formula which is applied to all areas of the Building and all Tenants on a consistent and uniform basis.

2. Notwithstanding any other provision of this Lease to the contrary, Operating Costs shall not include: (i) expenses for any capital improvements made to the Property which do not result in a reduction of the Operating Expenses; (ii) expenses for painting, redecorating or other work which Landlord performs for any other tenant of the Property; (iii) expenses for repairs or other work to the extent Landlord is reimbursed by insurance; (iv) expenses incurred in leasing or procuring new tenants, including brokerage fees; (v) legal expenses incurred in enforcing the terms of any lease; (vi) interest on amortization payments on any mortgage; (vii) costs to repair or maintenance of common areas due to negligence or willful acts of Landlord, other tenants or their respective officers, directors, employees, agents and visitors; (viii) costs associated with repairing the defective construction of the Buildings and other improvements located at the Property; (ix) taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance); (x) expenses paid directly by a Tenant for any reason including, without limitation, excessive utility use; (xi) services or benefits or both provided to some but not all tenants of the Property; (xii) all costs, fines, and the like due to Landlord’s violation of, or failure to comply with, any governmental rules or authorities; and (xiii) expenses that are duplicative. Additionally, Landlord covenants that it will conduct the operation, maintenance and repair of the Building and the Property in an efficient and economical manner.

3. Landlord agrees to keep at the Building or at its principal office at least 36 months after the expiration of each calendar year, accurate books and records of all expenses and costs related to the Operating Costs, all of which shall be kept in accordance with generally acceptable accounting principles. Tenant and/or Tenant’s agents shall have the right from time to time upon reasonable advanced notice to inspect and audit all such books and records to determine the accuracy thereof. If such audit discloses that the statement of Operating Costs is inaccurate to the extent of five percent (5%) or more, Landlord shall promptly pay to Tenant, within 10 days of written notice, the reasonable costs of such audit in addition to any deficiency.

4. If Tenant exercises its option to renew (“Option”), Base Rent during the term of the Option period shall be based on “Fair Market Rental Value.” Fair Market Rental Value shall be determined in accordance with the following procedure:

(a) Landlord shall deliver to Tenant written notice of Landlord’s determination of the Fair Market Rental Value within twenty (20) days after Landlord receives notice from Tenant that Tenant intends to exercise its Option. If Tenant disputes Landlord’s determination of the Fair Market Rental Value as contained in said notice, Tenant shall notify Landlord in writing within ten (10) days of its receipt of Landlord’s determination, which notice shall further set forth Tenant’s determination of the Fair Market Rental Value. Should Tenant timely notify Landlord, Landlord and Tenant shall attempt to resolve their differences within five (5) days following Landlord’s receipt of Tenant’s objection notice. Should the parties be unable to timely resolve their differences, each party shall within five (5) days thereafter, at its own cost and by giving notice to the other party, appoint an M.A.I. appraiser with at least five years full time commercial appraisal experience in the area in which the Premises are located to appraise and determine the Fair Marker Rental Value within ten (10) days of their appointment. If a party does not appoint an appraiser within said five (5) day period, the single appraiser appointed by the other party shall be the sole appraiser and shall determine the Fair Market Rental Value within ten (10) days of his appointment. If two appraisers are appointed by the parties, the appraisers shall meet promptly attempt to mutually determine the Fair Market Rental Value.

If the two appraisers are unable to agree upon the Fair Market Rental Value within twenty (20) days of their appointment, then if the difference between them is less than five percent (5%)(determined as a ratio of the larger appraisal), the appraisals shall be added together and divided by two, the quotient being the Fair Market Rental Value; but if such difference is five percent (5%) or greater, the appraisers shall select a third appraiser meeting the qualifications as stated in this Section within five (5) days after the last day of the two appraisers are given to set the Fair Market Rental Value. If they are unable to agree on the third appraiser, either party may petition the District Court in Salt Lake City for the selection of a third appraiser who meets the qualifications stated in this Section. Each of the parties shall bear one-half of the third appraiser’s fees and charges. Within twenty (20) days after the selection of the third appraiser, the three (3) appraisers shall independently determine the Fair Market Rental Value. The average of the two (2) appraisals nearest in value shall conclusively be deemed the Fair Market Rental Value, and the Base Rent as of the first day of the term of the Option period shall be set based thereon.

5. Landlord shall use reasonable efforts to mitigate its damages in the event of a Tenant default. Wherever either party to the Lease is required or requested to give its consent, such consent shall not be unreasonably withheld.

6. Notwithstanding any subordination under Section 13 of the Lease, so long as the Lease is in full force and effect and Tenant is not in default (beyond any applicable cure period): (a) Tenant’s possession and occupancy of the Premises under the Lease shall not be disturbed or interfered with by Senior Holder or its successors and assigns in the exercise of any of its rights under the Senior Instrument, or conveyance in lieu of foreclosure; (ii) any extension or renewal rights in the Lease shall not be diminished or interfered with by Senior Holder; and (iii) Tenant will not be joined as a party defendant for the purpose of terminating Tenant’s interest and estate under the Lease in any proceeding for fore closure of the Senior Instrument. Any subordination requested to be executed by Tenant shall contain a non-disturbance provision in the same form as set forth in this Section 6.

7. The individuals executing the Lease and this Addendum on behalf of the parties hereby warrant that they have the requisite authority to execute the Lease and this Addendum on behalf of the respective parties and that the respective parties have agreed to be and are bound hereby.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the dates below written to be effective as of the date of the Lease.

LANDLORD:

B-Line Holdings, L.C.,
a Utah limited liability company

Date: July 3, 02	By:
Print Name:
Title:

TENANT:

Medallion Bank, a Utah industrial bank

Date: 7/3/02	By:
	Print Name:	JOHN M. TAGGART
	Title:	President